Exhibit 23.1

[KPMG Audit Limited Letterhead]

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2022, with respect to the consolidated financial statements and financial statement schedules I to VI of Enstar Group Limited, and the effectiveness of internal control over financial reporting, included herein.

/s/ KPMG Audit Limited

KPMG Audit Limited
Hamilton, Bermuda
June 13, 2022